Exhibit 99.1

Havertys Reports Earnings for Fourth Quarter and Full Year 2017

Atlanta, Georgia, February 20, 2018 – HAVERTYS (NYSE: HVT and HVT.A) reports earnings for the quarter ended December 31, 2017 of $0.13 per share compared to $0.51 per share for the same period of 2016.  The earnings per share for the full year 2017 were $0.98 compared to $1.30 per share for 2016. The enactment of the 2017 Tax Cuts and Jobs Act (the Tax Act) resulted in a reduction in diluted earnings per share of $0.27 for both the fourth quarter and full year 2017.
Clarence H. Smith, chairman, president and CEO, said, "Our earnings for the fourth quarter reflect the impact of below plan sales and the Tax Act. Our sales and in-home designer teams have increased our average ticket for the 13th straight quarter, however generating store traffic remains challenging.
We believe the beneficial effects of the Tax Act will begin to be realized by individuals and companies during the next few months. The reduction in corporate tax rates will mean our estimated effective tax rate for 2018 will be 25% compared to 38%. We will be using some of these tax savings to increase Havertys' match of employee contributions to our 401(k) Plan, enhance employees' medical flexible reimbursement accounts, and increase starting hourly wages.
We ended the year with a strong cash position which allows us flexibility in our capital deployment. The data from recently completed research on our customer is being reviewed and guiding marketing and merchandising plans in key markets. Our teams feel a renewed sense of accountability and energy as we work to drive sales, increase margins, improve execution, and satisfy our customers."

Financial Highlights

Fourth Quarter 2017 Compared to Fourth Quarter 2016

•
As previously reported, net sales decreased 2.6%.  On a comparable store basis, sales were down 3.5%.  Total written sales were up 0.3% and written comparable store sales decreased 0.7% over the same period last year.

•	Average written ticket increased 2.2% over last year's quarter and custom upholstery written business rose 11.5%.
•
Gross profit margin decreased 80 basis points to 54.1%.  There was a $0.7 million increase in the LIFO reserve in 2017 versus a $0.8 million decrease in 2016, a negative change of $1.5 million or 69 basis points.

•
Selling, general and administrative costs fell $0.9 million and as a percent of sales increased 90 basis points to 48.2% from 47.3%. Fixed and discretionary expenses decreased $0.6 million. The components of this change include: a $0.9 million increase in advertising and marketing expenses; a $0.7 million increase in depreciation, rent and other occupancy costs; and a $2.0 million decrease in administrative costs primarily from reduced medical benefit costs and incentive compensation. Variable expenses were 18.6% as a percent of sales in 2017 compared to 18.2% in 2016 as delivery costs rose and sales from our in-home design program increased.

•	Other income in 2017 includes $1.9 million in gains from insurance recoveries related to a damaged store in Wichita, KS and claims related to Hurricane Irma.
•	Tax expense was increased by $5.9 million for the enactment of the Tax Act which increased our effective tax rate to 79.2% and reduced diluted earnings per share $0.27.

NEWS RELEASE – FEBRUARY 20, 2018

Twelve Months ended December 31, 2017 Compared to Same Period of 2016

•	As previously reported, net sales totaled $819.9 million, compared with $821.6 million in 2016, representing a decrease of 0.2%. Comparable store sales decreased 1.3%.
•	Average written ticket was up 2.1 % and custom upholstery written business increased 5.5%.
•	Gross profit margin increased 30 basis points to 54.3% from 54.0%. Our LIFO inventory valuation method generated a $2.7 million or 33 basis points negative impact in 2017.
•
Selling, general and administrative costs as a percent of sales increased 50 basis points to 49.1% from 48.6% as expenses were well controlled but with the decline in sales not as leveraged. Fixed and discretionary expenses increased $3.3 million to $253.2 million. This increase was driven by greater depreciation, rent, and other occupancy costs totaling $3.7 million and greater advertising and marketing expenses of $2.9 million.  These were partially offset by $3.0 million lower administrative costs resulting in part from lower medical benefit costs.

•	Other income in 2017 includes $2.9 million in gains from insurance recoveries related to damaged store locations in Lubbock, TX and Wichita, KS and claims related to Hurricane Irma.
•	Tax expense was increased $5.9 million for the enactment of the Tax Act which increased our effective tax rate to 51.2% and reduced diluted earnings per share $0.27.
•	We increased our quarterly cash dividend 25% in the third quarter to $0.15 per common share.
•	Our retail store count remained at 124 as we opened one store in a new market, opened two replacement stores, and closed an underperforming store.

Expectations and Other
•
Total written sales for the first quarter to date are up approximately 1.7% over the same period last year and written comparable store sales are up 0.9%. Total delivered sales for the first quarter to date are down 1.7% and comparable store sales decreased 2.4% over the same period last year.

•
Our gross profit margin for the full year of 2018 is expected to be 54.7% compared to 54.3% in 2017. First half gross profit margin is projected to be 20 basis points lower than the average for 2018, with the second half running approximately 20 basis points higher.

•
Fixed and discretionary type expenses within SG&A are expected to be in the $258 to $260 million range for 2018, up approximately 2.3% over those same costs in 2017. The increase is largely due to increased marketing expenses, higher occupancy costs from new and relocated stores, increases in employee group medical costs, higher employee compensation and benefits expense, and inflation. Fixed and discretionary type expenses in total should average $65.3 million per quarter, excluding the second quarter which is expected to be $2.0 million lower.  For 2017 these expenses averaged $64.0 million per quarter in all but the second quarter which was $60.9 million. Variable SG&A expenses for 2018 are anticipated to be 18.5% as a percent of sales, somewhat higher than in 2017 due to increases in personnel costs.

•	Our effective tax rate for 2018 is expected to be 25% excluding any changes in our 2017 provision related to the Tax Act and the impact from the vesting of stock-based compensation awards.
•
Planned capital expenditures for 2018 are $20.0 million which include opening a store in a new market in the fourth quarter. We also have store closures planned in the first and second half of the year. Retail square footage is expected to decline 1.4% in 2018. The 150,000 square-foot expansion of our Western Distribution Center is expected to be completed in the second quarter.

NEWS RELEASE – FEBRUARY 20, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data – Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net sales	$214,962	$220,595	$819,866	$821,571
Cost of goods sold	98,769	99,575	374,943	378,234
Gross profit	116,193	121,020	444,923	443,337
Credit service charges	35	56	161	229
Gross profit and other revenue	116,228	121,076	445,084	443.566

Expenses:
Selling, general and administrative	103,573	104,427	402,884	399,236
Provision for doubtful accounts	43	97	224	383
Other income, net	(1,927)	(1,308)	(3,358)	(4,107)
Total expenses	101,689	103,216	399,750	395,512

Income before interest and income taxes	14,539	17,860	45,334	48,054
Interest expense, net	469	513	2,111	2,233

Income before income taxes	14,070	17,347	43,223	45,821
Income tax expense (1)	11,149	6,400	22,148	17,465
Net income (1)	$2,921	$10,947	$21,075	$28,356

Diluted earnings per share:
Common Stock (1)	$0.13	$0.51	$0.98	$1.30
Class A Common Stock	$0.13	$0.51	$0.94	$1.27

Diluted weighted average shares outstanding:
Common Stock	21,647	21,476	21,599	21,847
Class A Common Stock	1,790	1,977	1,801	2,014

Cash dividends per share:
Common Stock	$0.1500	$1.1200	$0.5400	$1.4400
Class A Common Stock	$0.1425	$1.0625	$0.5100	$1.3650

(1) In December 2017, the 2017 Tax Cuts and Job Act was enacted and significantly impacted U.S. tax law. As a result of this legislation, our fourth quarter and full year 2017 income tax expense increased $5.9 million, which impacted net income and earnings per share.  Our diluted earnings per common share decreased $0.27 for both the fourth quarter and full year 2017.

NEWS RELEASE – FEBRUARY 20, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - Unaudited)

	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$79,491	$63,481
Restricted cash and cash equivalents	8,115	8,034
Accounts receivable	2,408	4,244
Inventories	103,437	102,020
Prepaid expenses	11,314	8,836
Other current assets	5,922	7,500
Total current assets	210,687	194,115

Accounts receivable, long-term	254	462
Property and equipment	229,215	233,667
Deferred income tax	12,375	18,376
Other assets	8,798	7,885
Total assets	$461,329	$454,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$20,501	$25,662
Customer deposits	27,813	24,923
Accrued liabilities	37,582	41,904
Current portion of lease obligations	3,788	3,461
Total current liabilities	89,684	95,950

Lease obligations, less current portion	50,803	52,013
Other liabilities	26,700	24,671
Total liabilities	167,187	172,634

Stockholders' equity	294,142	281,871
Total liabilities and stockholders' equity	$461,329	$454,505

NEWS RELEASE – FEBRUARY 20, 2018

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Year Ended December 31,
	2017	2016
Cash Flows from Operating Activities:
Net income	$21,075	$28,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,516	29,045
Gain on insurance recovery	(2,848)	(3,338)
Proceeds from insurance recovery received for business interruption and destroyed inventory	2,867	2,599
Stock-based compensation expense	3,818	3,872
Excess tax benefit from stock-based plans	-	(80)
Deferred income taxes	5,559	(1,120)
Provision for doubtful accounts	224	383
Other	82	(400)
Changes in operating assets and liabilities:
Accounts receivable	1,818	1,514
Inventories	(2,112)	6,876
Customer deposits	2,890	3,887
Other assets and liabilities	(930)	(9,508)
Accounts payable and accrued liabilities	(10,502)	(2,032)
Net cash provided by operating activities	52,457	60,054

Cash Flows from Investing Activities:
Capital expenditures	(24,465)	(29,838)
Maturities of investments	-	12,725
Proceeds from insurance for destroyed property and equipment	1,987	3,011
Other investing activities	870	915
Net cash used in investing activities	(21,608)	(13,187)

Cash Flows from Financing Activities:
Construction allowance receipts	1,590	1,574
Payments on lease obligations	(3,482)	(3,125)
Excess tax benefit from stock-based plans	-	80
Dividend paid	(11,392)	(30,409)
Common stock repurchased and retired	-	(21,282)
Taxes on vested restricted shares	(1,555)	(883)
Net cash used in financing activities	(14,839)	(54,045)
Increase (decrease) in cash and cash equivalents	16,010	(7,178)
Cash and cash equivalents at beginning of year	63,481	70,659
Cash and cash equivalents at end of year	$79,491	$63,481

NEWS RELEASE – FEBRUARY 20, 2018

2017 Tax Cuts and Jobs Act

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the Tax Act) was enacted into law, The Tax Act contains significant changes to corporate taxes, including a permanent reduction of the corporate tax rate from 35% to 21% effective January 1, 2018. The Tax Act's other major changes applicable to Havertys include the elimination of certain deductions and an enhanced and extended option to claim accelerated depreciation deductions on qualified property.

In December 2017, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows us to record provisional amounts during a measurement period not to extend beyond one year of the enactment date.

We re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 25%.  However, we are still analyzing certain aspects of the Tax Act and refining our calculations, which could potentially affect the measurement of some of these balances or potentially give rise to new deferred tax amounts. At December 31, 2017, we have made a reasonable estimate of the effects on our existing deferred tax balances and recorded additional tax expense of $10.6 million. This provisional amount is primarily related to depreciation deductions and as we complete our analysis of the Tax Act, collect and prepare necessary data, and interpret any additional guidance issued by the IRS and other standard-setting bodies, the provisional amount may be adjusted. We expect to complete our analysis no later than the fourth quarter of 2018 which is within the measurement period in accordance with SAB 118. We also recognized a tax benefit of $4.7 million for the re-measurement of deferred tax assets and liabilities for which our accounting is complete. The total of these adjustments was additional deferred tax expense of $5.9 million and is what we believe is the impact of the Tax Act.

SG&A Expense Classification
We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 21 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you can not listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through February 28. The number to access the telephone playback is 1-888-203-1112 (access code: 2730867).

NEWS RELEASE – FEBRUARY 20, 2018

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company's website, havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statement within the meaning of the federal securities laws.  Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Forward-looking statements may relate to, for example, future operations, financial condition, economic performance (including gross profit margins and expenses), capital expenditures, and demand for our products.  The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements.  Actual results or events may differ materially from those indicated as a result of various important factors.  Such factors may include, among other things, the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our suppliers and vendors and disruptions in their operations; new regulations or taxation plans, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K and from time to time in the Company's filings with the SEC.

Contact:
Havertys 404-443-2900
Richard B. Hare
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Havertys